Exhibit 99.1

PRESS RELEASE

OPY on the NYSE

Oppenheimer Expands in the Southeastern U.S.

March 13, 2009. New York, NY.    Oppenheimer Holdings Inc. (OPY on the NYSE) announced today that its subsidiary, Oppenheimer & Co. Inc. is expanding in the southeastern United States through new branches in Florida, North Carolina, Tennessee and Virginia as well as additions to the staff of existing branch offices in the region as well as in the state of Texas.

 These offices will be staffed by financial advisors formerly associated with the Stanford Group. After reviewing available information and meeting with these advisors, Oppenheimer has concluded that those financial advisors to whom it made offers of employment run solid and diversified practices and cater to the type of affluent client that are the hallmark of our firm.  These individuals have had extensive experience in the securities industry and, prior to moving to Stanford, were previously associated with well recognized securities firms.

The Company believes that the addition of these individuals and the expansion of our presence in these attractive markets will strengthen our firm and offer us additional opportunities in the future.  The Company is pleased that these individuals have chosen to work at Oppenheimer, and looks forward to helping them and their clients through what has been an extremely difficult time.

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 86 offices in 21 states and through local broker-dealers in 4 foreign jurisdictions. Prior to this announcement, Oppenheimer employed over 3,300 people.  The Company offers trust and estate services through Oppenheimer Trust Company. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance.  For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2008.

For further information, please contact Brian Maddox at (212) 850-5661.